Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

FOURTH QUARTER AND YEAR ENDED 2008 RESULTS AND

REAFFIRMS 2009 GUIDANCE

Rye Brook, NY — February 17, 2009 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2008.

Fourth Quarter 2008 Highlights

•                  Net income was $63.9 million, or $0.75 per share, including net realized losses of $3.4 million, or $0.04 per share, and goodwill impairment of $3.9 million, or $0.05 per share.

•                  Revenues increased to $1.1 billion.

Full Year 2008 Highlights

•                  Net income was $95.1 million, or $1.08 per share, including net realized losses of $38.8 million, or $0.44 per share, and goodwill impairment of $3.9 million, or $0.05 per share.

•                  Revenues increased to $4.7 billion.

Reaffirm 2009 Guidance

•                  Earnings per share of $1.47 to $1.57, excluding realized gains and losses.

•                  Revenues between $5.0 and $5.3 billion.

Fourth Quarter 2008 Compared to Fourth Quarter 2007

Universal American’s income for the fourth quarter of 2008, excluding net realized losses and goodwill impairment, was $71.2 million, or $0.84 per share. Reported net income was $63.9 million, or $0.75 per share, which includes $3.4 million, or $0.04 per share, after tax, of realized investment losses, and $3.9 million, or $0.05 per share without tax benefit, of goodwill impairment related to the traditional lines of business. This compares to reported net income of $30.3 million, or $0.33 per share, in the fourth quarter of 2007, which included realized losses of $26.8 million after tax, or $0.29 per share.

Total revenues for the fourth quarter of 2008 increased 12.9% to $1.1 billion, as compared to the fourth quarter of 2007.

Year Ended December 31, 2008 Compared to 2007

Universal American’s income for the full year 2008, excluding net realized losses and goodwill impairment, was $137.8 million, or $1.57 per share.  Reported net income was $95.1 million, or $1.08 per share, which includes $38.8 million, or $0.44 per share, after tax, resulting from realized losses on the investment portfolio, and $3.9 million of goodwill impairment or $0.05 per share, without tax benefit. This compares to reported net income of $84.1 million, or $1.18 per share, for the full year of 2007, which included realized losses of $26.1 million after tax, or $0.37 per share.

Total revenues for the full year 2008 increased 53.7% to $4.7 billion, as compared to the full year 2007. Excluding revenues from the MemberHealth business acquired in September 2007, total revenues increased by 14.8%.

Management Comments

Richard Barasch, Chairman and CEO, commented: “2008 was a challenging year for Universal American. Nevertheless, our core businesses, Medicare Advantage and Part D, posted record results in membership, revenues and earnings, and we believe that we are building the appropriate foundation to prosper in the new legislative and regulatory environment.

“The growth of our Medicare Advantage HMO business, especially in our expansion markets, demonstrates the continued success of our Healthy CollaborationSM model in which we work closely with physicians and members to promote better health outcomes and control medical costs. We are also quite pleased with results in our Medicare Advantage PFFS business despite an unfortunate but non-recurring false claims issue that emerged in the fourth quarter.

“In 2009, we launched Medicare Advantage PPO products in 15 markets and anticipate filing PPOs in approximately 25-30 additional markets for 2010 as part of a multi-year effort to develop our network-based products.

“Our Part D business also performed well in the fourth quarter. In addition, we are quite pleased with our prospects for 2009, which further strengthens our position as one of the leading Part D companies in the country.”

Medicare Advantage

The Company’s Medicare Advantage HMOs continued to generate strong results with HMO membership growing 18.6% year over year to approximately 54,300 as of December 31, 2008, including growth of 105% in the HMO expansion markets in Oklahoma, Wisconsin, and Dallas, TX.  For the fourth quarter of 2008, HMO revenues increased by 28.6% to $175.4 million as compared to the fourth quarter of 2007.  For the same period, pre-tax income increased by $7.5 million to $14.6 million.  For full year 2008, pre-tax income increased by $26.2 million to $56.1 million on $669.7 million of revenues.  The increase is due to higher membership, as well as improved underwriting margins and lower costs.

For 2009, we have received over 12,000 applications to date in our Texas, Oklahoma, and Wisconsin HMOs, and anticipate that enrollment momentum will continue throughout the year.

PFFS revenues for the fourth quarter of 2008 increased 9.6% to $439.9 million as compared to the fourth quarter of 2007.  Pre-tax income increased by $5.4 million to $8.2 million for the fourth quarter of 2008. During the fourth quarter, we determined that a number of PFFS claims had been submitted to us by fictitious providers, as well as by existing providers seeking reimbursement for services that were not rendered. We believe that these activities are part of a pattern that has targeted traditional Medicare, as well as several Medicare Advantage PFFS plans including ours. We estimate that we paid approximately $18.0 to $19.0 million in benefits as a result of these false claims, mostly incurred in the fourth quarter of 2008, which reduced our fourth quarter profits by approximately $0.14 per share. We are in the process of enhancing and supplementing our existing measures to prevent future occurrences of these and other similar activities.

PFFS revenues for the full year 2008 increased by 22.7% to $1.8 billion, compared to the full year 2007.  The reported benefit ratio for PFFS in 2008 was 85.9%.  Excluding the positive impact of prior period reserve development and the negative impact of the false claims, the 2008 benefit ratio was approximately 85.7%.

For 2009, PFFS enrollments are off to a good start, with over 40,000 applications received to date.  While lapsation remains higher than expected, we are encouraged by the growth in the core markets in which we will develop our network products, and the increased levels of production of our career distribution in these markets.

Medicare Part D

The Part D business delivered strong results in 2008 with pre-tax income increasing by $10.5 million to $127.4 million.  As of December 31, 2008, Universal American had approximately 1,276,000 members in the Community CCRxSM PDPs and 516,000 members in the Prescription PathwaySM PDPs.  Full year 2008 revenues for the segment increased to $1.9 billion, from $642.5 million for the full year 2007.  The increases in segment income and revenues are due to the inclusion of Community CCRxSM PDP results for the full year in 2008 compared to partial year results in 2007 for the business acquired on September 21 of that year, coupled with increased member months.

In the fourth quarter of 2008, the Part D segment reported pre-tax income of $97.2 million compared to $79.1 million for the same period in 2007.  Fourth quarter 2008 revenues for the segment increased to $397.9 million from $362.3 million for the fourth quarter of 2007.  The increases in segment income and revenues are due to increased member months.

Senior Administrative Services

For the fourth quarter of 2008, the senior administrative services segment earned $4.6 million, pre-tax, on $19.4 million of revenues. This compares to pre-tax income of $6.4 million on $27.8 million of revenues in the fourth quarter of 2007.

Traditional Insurance

For the fourth quarter of 2008, excluding the $3.9 million of goodwill impairment, Universal American reported pre-tax income of $2.5 million on $108.5 million of revenues in the traditional insurance segment. This compares to pre-tax income of $5.7 million on $123.9 million of revenues in the fourth quarter of 2007.  The overall loss ratio of the segment was 75.3% in the fourth quarter of 2008 compared to 74.2% in the fourth quarter of 2007.  During the fourth quarter of 2008, the Company announced that it has agreed to reinsure substantially all of its in-force life insurance and annuity business with Commonwealth Annuity and Life Insurance Company, a Goldman Sachs Group, Inc. (NYSE:GS) subsidiary.  We anticipate closing the transaction during the second quarter of 2009.

Balance Sheet and Liquidity

Total assets were $3.9 billion as of December 31, 2008, compared with $4.1 billion at December 31, 2007. Total cash and investments were $1.6 billion at December 31, 2008, compared to $1.8 billion at December 31, 2007. Total reserves for policyholder liabilities were $1.8 billion at December 31, 2008 and December 31, 2007. Stockholders’ equity as of December 31, 2008 was essentially unchanged at $1.3 billion, however, book value per share increased to $15.58 per common share, compared to $14.66 per common share, at December 31, 2007 as a result of the 6.7 million shares repurchased during 2008. The decreases in total assets and total cash and investments were primarily due to the write-downs and net unrealized losses in the Company’s investments and share repurchases.

As of December 31, 2008, our parent company had unregulated cash of $165 million and access to $150 million under our revolving credit agreement, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt, decreased to 24.1% at December 31, 2008 from 25.4% at December 31, 2007. For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Investment Portfolio

Universal American’s $1.6 billion portfolio of cash and invested assets is highly liquid, with $969 million, or 62%, invested in U.S. Government and agency securities.  The Company’s $511 million of cash and cash equivalents is primarily invested in U.S. Government money market funds. The fixed-income portfolio of $1.0 billion is characterized by strong credit quality with over 58% of the portfolio in securities rated AA or higher.  Approximately 98% of the portfolio is in investment grade securities.  A complete listing of our investment portfolio is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

In the fourth quarter of 2008, Universal American recognized pre-tax losses and impairments of $5.2 million on its investments, or 0.5% of the fixed-income investment portfolio. The majority of the realized losses consisted of other than temporary impairments of $4.1 million on subprime investments and $0.8 million on other structured securities. These holdings had a carrying value as of December 31, 2008 of $6.2 million, after impairments. The majority of the Company’s subprime holdings are in senior or senior-mezzanine level tranches, which have preferential liquidation characteristics and still have an average S&P equivalent rating of AA-. The Company continues to review the estimated fair values provided by a third party pricing service and believes that it will recover principal and interest greater than the carrying values currently indicate.

Share Repurchase Program

                Pursuant to share repurchase plans that have authorized the Company to repurchase up to $100 million of its stock, Universal American has repurchased 7.8 million shares of its stock at a total cost of $82.3 million as of February 13, 2009. The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.

2009 Guidance

                Universal American expects to earn approximately $1.47 to $1.57 per diluted share for 2009, excluding realized gains/losses on investment and the impact from the Life and Annuity reinsurance transaction, which is expected to close during the second quarter of 2009.  The table below provides additional information relating to our guidance.

	Reported Year Ended	Guidance Range
	December 31, 2008	FY 2009
Diluted EPS (1)
EPS before net realized losses and goodwill impairment	$1.57	$1.47	$1.57
Net realized losses, after-tax	(0.44)	0.00	0.00
Goodwill impairment, no tax benefit	(0.05)	0.00	0.00
Reported EPS	$1.08	$1.47	$1.57

Revenues ($ in millions) (2)
Medicare Advantage	$2,421	$2,705	$2,905
Medicare Part D (3)	1,896	1,925	2,000
Traditional Insurance	456	400	425
Other (4)	25	10	15
Total Revenues	$4,798	$5,040	$5,345

End of Period Membership
Medicare Advantage	241,300	250,000	275,000
Medicare Part D (5)	1,792,000	1,550,000	1,650,000
Total	2,033,300	1,800,000	1,925,000

Medicare Advantage Benefit Ratio	83.2%	83.0%	85.5%

Notes:

(1) Reflects weighted average diluted shares outstanding of 87.9 million for the year ended December 31, 2008.  Assumes weighted average diluted shares outstanding of 84.2 million in the first quarter of 2009 and 84.2 million for full year 2009 and no additional share repurchases.

(2) Excluding realized gains/losses.

(3) Includes Community CCRx, Prescription Pathway and equity income of Part D Management Services, Inc.

(4) Other reflects Senior Administrative Services, Corporate and eliminations.

(5) In 2008 we had 516,000 members in our Prescription Pathway PDP, our strategic alliance with CVS/Caremark. As a result of the termination of this strategic alliance on December 31, 2008, we transferred 236,000 members to CVS/Caremark.  For 2009, we estimate that we will have between 370,000 to 390,000 members in Prescriba Rx, our successor PDP to Prescription Pathway, which represents an increase of approximately 100,000 members since the end of the strategic alliance.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Wednesday, February 18, 2009, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

                    Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.UniversalAmerican.com under the heading “Investor Relations; Financial Reports”.

About Universal American Corp.

Universal American offers a diverse range of healthcare products — including health insurance, managed care, and prescription drug benefits — through its subsidiaries. Its companies are collectively among the leading providers of Medicare Advantage and Medicare prescription drug plans in the U.S., as over two million seniors rely on Universal American’s products for their health or prescription drug coverage. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. You will find important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release, in Universal American’s quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K filed with the Securities and Exchange Commission, with particular reference to the information under the heading Risk Factors in these documents. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Consolidated Results	2008	2007	2008	2007

Direct and assumed premiums	$1,179.3	$1,168.1	$5,224.9	$3,717.7

Net premiums and policyholder fees	$1,077.7	$979.0	$4,600.5	$2,941.4
Net investment income	17.7	29.6	81.3	107.0
Other income	10.1	7.2	43.0	26.4

Net realized losses	(5.2)	(41.3)	(59.7)	(40.2)
Total revenues	1,100.3	974.5	4,665.1	3,034.6

Policyholder benefits	819.2	744.4	3,836.8	2,372.1
Interest credited to policyholders	3.6	4.5	14.7	17.8
Change in deferred acquisition costs	1.9	2.0	14.3	16.0
Amortization of present value of future profits	6.0	5.9	23.8	12.3
Goodwill impairment	3.9	-	3.9	-
Commissions and general expenses, net of allowances	185.8	187.0	693.1	540.4
Total benefits and expenses	1,020.4	943.8	4,586.6	2,958.6

Income before equity in earnings of unconsolidated subsidiary	79.9	30.7	78.5	76.0
Equity in earnings of unconsolidated subsidiary	21.0	17.6	72.8	56.7

Income before income taxes	100.9	48.3	151.3	132.7

Provision for income taxes (1)	(37.0)	(18.0)	(56.2)	(48.6)

Net income	$63.9	$30.3	$95.1	$84.1

Per Share Data (Diluted)
Net income	$0.75	$0.33	$1.08	$1.18

Weighted Average Shares Outstanding	85.1	93.0	87.9	71.5

See following page for explanation of footnotes.

 UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Income (Loss) before Taxes by Segment	2008	2007	2008	2007

Medicare Advantage	$16.8	$9.9	$94.6	$52.7
Medicare Part D	97.2	79.1	127.4	116.9
Traditional Insurance	(1.4)	5.7	4.8	14.1
Senior Administrative Services	4.6	6.4	22.0	24.1

Corporate/Eliminations	(11.1)	(11.5)	(37.8)	(34.9)

Net realized (losses) gains	(5.2)	(41.3)	(59.7)	(40.2)

Income before income taxes	$100.9	$48.3	$151.3	$132.7

BALANCE SHEET DATA	December 31, 2008	December 31, 2007
Total cash and investments	$1,567.3	$1,815.6
Total assets	$3,863.7	$4,089.8
Total policyholder related liabilities	$1,760.9	$1,800.7
Outstanding bank debt	$320.6	$349.1
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,316.1	$1,351.1
Book value per common share	$15.58	$14.66
Diluted weighted average shares outstanding-year to date	87.9	71.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,352.5	$1,351.2
Diluted book value per common share (excluding AOCI) * (2)	$15.83	$14.40
Debt to total capital ratio (excluding AOCI) * (3)	24.1%	25.4%

	Three Months Ended December 31,
	2008	2007
Income, excluding net realized losses and goodwill impairment * (4)	$71.2	$57.1
Per share (diluted) — Income, excluding net realized losses * (4)	$0.84	$0.62

*   Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) The effective tax rate for the quarter ended December 31, 2008 was 36.7% and was 37.2% for the same quarter of 2007. The effective tax rate for the twelve months ended December 31, 2008 was 37.2% and was 36.6% for the same period of 2007.

 (2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4) Income, excluding net realized losses and goodwill impairment is calculated as net income plus realized losses (after tax) and goodwill impairment without tax benefit.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	December 31, 2008	December 31, 2007
Total stockholders’ equity	$1,316.1	$1,351.1
Plus: Accumulated other comprehensive loss	36.4	0.1

Total stockholders’ equity (excluding AOCI)	$1,352.5	$1,351.2

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income (loss), do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	December 31, 2008	December 31, 2007
Total stockholders’ equity	$1,316.1	$1,351.1
Proceeds from assumed exercises of vested options	8.7	24.5
	$1,324.8	$1,375.6
Diluted common shares outstanding	86.0	95.6

Diluted book value per common share	$15.40	$14.39

Total stockholders’ equity (excluding AOCI)	$1,352.5	$1,351.2
Proceeds from assumed exercises of vested options	8.7	24.5
	$1,361.2	$1,375.7
Diluted common shares outstanding	86.0	95.6

Diluted book value per common share (excluding AOCI)	$15.83	14.40

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income (loss), do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	December 31, 2008	December 31, 2007
Outstanding bank debt	$320.6	$349.1
Other long term debt	110.0	110.0
Total outstanding debt	$430.6	$459.1

Total stockholders’ equity	$1,316.1	$1,351.1
Outstanding bank debt	320.6	349.1
Other long term debt	110.0	110.0
Total Capital	$1,746.7	$1,810.2

Debt to total capital ratio	24.7%	25.4%

Total stockholders’ equity (excluding AOCI)	$1,352.5	$1,351.2
Total outstanding bank debt	320.6	349.1
Total outstanding trust preferred securities	110.0	110.0
Total Capital	$1,783.1	$1,810.3

Debt to total capital ratio (excluding AOCI)	24.1%	25.4%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Income, excluding net realized losses	Three Months Ended December 31,
	2008	2007
Net income	$63.9	$30.3
Net realized losses, after tax	3.4	26.8
Goodwill impairment, without tax benefit	3.9	-
Income, excluding net realized losses and goodwill impairment	$71.2	$57.1

Per share (diluted)
Net income	$0.75	$0.33
Net realized losses, after tax	0.04	0.29
Goodwill impairment, without tax benefit	0.05	-
Income, excluding net realized losses	$0.84	$0.62

Universal American uses income, excluding net realized losses and goodwill impairment as a basis for evaluating operating results. We believe that realized gains and losses in our investment portfolio and impairment of goodwill do not relate to the performance of Universal American’s core business operations.

####  ####  ####

CONTACT:

- OR -

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609